As filed with the Securities and Exchange Commission on April 9, 2010        Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation or organization)	87-0407858 (I.R.S. Employer Identification No.)

6033 W. Century Blvd, Suite 895,
Los Angeles, California 90045
(Address of principal executive offices)

Nelson Option Agreement
Walker Option Agreement
Bernstein Option Agreement
Herrera Option Agreement
Wenzel Option Agreement
 (Full title of the plan)

Richard Palmer
Chief Executive Officer
Global Clean Energy Holdings, Inc.
6033 W. Century Blvd, Suite 895,
Los Angeles, California 90045
(Name and address of agent for service)
(310) 641-4234
(Telephone number, including area code, of agent for service)

Copy to:
Istvan Benko
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 789-1226

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(5)
Common Stock, no par value per share (2)	4,500,000 shares	(2)	$0.05	(2)	$225,000	(2)	$16.04
Common Stock, no par value per share (3)	1,350,000 shares	(3)	$0.02	(3)	$27,000	(3)	$1.93
Common Stock, no par value per share (4)	500,000 shares	(4)	$0.01	(4)	$5,000	(4)	$0.36
TOTAL	6,350,000 shares		—		$257,000		$18.33
(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the agreements pursuant to which such securities will be issued as a result of the anti-dilution adjustment provisions contained therein.

(2)
Represents shares issuable upon the exercise of options granted to the Bruce Nelson pursuant to a stock option agreement, effective as of March 20, 2008 (“Nelson Option Agreement”). The registration fee for shares of common stock issuable upon exercise of such options was calculated pursuant to Rule 457(h) of the Securities Act of 1933 using the price at which such outstanding options may be exercised.

(3)
Represents shares issuable upon the exercise of options granted to (i) David Walker pursuant to a stock option agreement, effective as of July 2, 2009 (“Walker Option Agreement”); (ii) Mark Bernstein pursuant to a stock option agreement, effective as of July 2, 2009 (“Bernstein Option Agreement”); and (iii) Juan Herrera pursuant to a stock option agreement, effective as of December 16, 2009 (“Herrera Option Agreement”). The registration fee for shares of common stock issuable upon exercise of such options was calculated pursuant to Rule 457(h) of the Securities Act of 1933 using the price at which such outstanding options may be exercised.

(4)
Represents shares issuable upon the exercise of options granted to Martin Wenzel pursuant to a stock option agreement, effective as of April 1, 2010 (“Wenzel Option Agreement”). The registration fee for shares of common stock issuable upon exercise of such options was calculated pursuant to Rule 457(h) of the Securities Act of 1933 using the price at which such outstanding options may be exercised.

(5)
Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $71.30 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Global Clean Energy Holdings Inc. (“we,” “us,” “our,” or the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 are incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“Form 10-K”) filed on April 1, 2010 (as amended by Amendment No. 1 to the Form 10-K filed on April 1, 2010);

•	Our Current Report on Form 8-K filed on March 22, 2010;

•	Our Current Report on Form 8-K filed on April 7, 2010; and

•	The description of our common stock as described in our Registration Statement on Form 10 filed on June 28, 1984, and any amendment or report filed for the purpose of updating any such description.

In addition, each document that the Company files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company is a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Person”), against any obligation incurred with respect to a proceeding, including any judgment, settlement, penalty or fine, or reasonable expenses (including attorneys’ fees), incurred in the proceeding if his or her conduct was in good faith and he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal proceeding, he or she had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsection 902(4): (i) indemnification under Section 902 in connection with a proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding and (ii) the corporation may not indemnify an Indemnifiable Person in connection with a proceeding by or in the right of the corporation in which the Indemnifiable Person was adjudged liable to the corporation, or in connection with any other proceeding charging that the Indemnifiable Person derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Person who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Person of the corporation, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding or  claim with respect to which he or she has been successful.

Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses  (including attorneys’ fees) incurred by an Indemnifiable Person who is a Party to a proceeding in advance of the final disposition of the proceeding, upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Person, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Person, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Person to a greater extent than the right of indemnification granted to an Indemnifiable Person, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Company’s Amended Bylaws (the “Bylaws”) provide that the Company shall indemnify any individual made party to a proceeding because he or she is or was one of its directors or officers against liability incurred in the proceeding, but only if the Company has determined that such indemnification is permissible and authorized in accordance with the procedures set forth in Sections 16-10a-906(2) and 16-10a-906(4) of the Revised Act, and a determination has been made that (i) the director or officer conducted himself or herself in good faith; (ii) that he or she reasonably believed that his or her conduct was in, or not opposed to, the Company’s best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe such conduct was unlawful.

The Company’s Bylaws further provide that the Company shall not however extend such indemnification to an officer or director in connection with a proceeding by the Company or in its right in which such officer or director was adjudged liable to the Company, or in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

The Bylaws also provide that if a determination is made by the Company that the officer or director has satisfied the requirements set forth in the Bylaws and the applicable statutory provision, then, the Company shall pay for or reimburse the reasonable expenses incurred by an officer or director who is party to a proceeding in advance of final disposition of the proceeding if (i) the officer or director furnishes to the Company a written affirmation of a good faith belief that he or she has met the applicable standard of conduct under the Bylaws, (ii) the officer or director furnishes to the Company a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification pursuant to the Bylaws and applicable provisions of the Revised Act.

The Bylaws also provide that the Company may indemnify and advance expenses to any of its employees or agents who is not a director or officer to any extent consistent with public policy, as determined by the Company’s Board of Directors. Further, the Bylaws provide that the Company may purchase and maintain insurance on behalf of any person who is or was one of the Company’s directors, officers, employees, fiduciaries or agents, against any liability asserted against or incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not the Company would have the power to indemnify him or her against such liability under applicable provisions of the Revised Act.

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) provides that the Company may indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents, and to any person who is or was serving at the Company’s request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan, to the fullest extent permitted under Utah law. The Articles also provide that the personal liability of any of the Company’s directors or officers to the Company or to its shareholders (or to any third party) is eliminated to the fullest extent permitted by Utah law.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

Exhibit No.	Exhibit Description

4.1	Stock Option Agreement, effective as of March 20, 2008, between Global Clean Energy Holdings, Inc., a Utah corporation, and Bruce Nelson (included with this registration statement).

4.2	Stock Option Agreement, effective as of July 2, 2009, between Global Clean Energy Holdings, Inc., a Utah corporation, and David Walker (included with this registration statement).

4.3	Stock Option Agreement, effective as of July 2, 2009, between Global Clean Energy Holdings, Inc., a Utah corporation, and Mark Bernstein (included with this registration statement).

4.4	Stock Option Agreement, effective as of December 16, 2009, between Global Clean Energy Holdings, Inc., a Utah corporation, and Juan Antonio Herrera (included with this registration statement).

4.5	Stock Option Agreement, effective as of April 1, 2010, between Global Clean Energy Holdings, Inc., a Utah corporation, and Martin Wenzel (included with this registration statement).

5.1	Opinion of TroyGould PC (included with this registration statement).

23.1	Consent of Hansen, Barnett & Maxwell. P.C. (included with this registration statement).

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.	Undertakings

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on April 8, 2010.

GLOBAL CLEAN ENERGY HOLDINGS, INC.

Date: April 8, 2010	By:	/s/ BRUCE NELSON
Bruce Nelson
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard Palmer as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD PALMER	Chief Executive Officer, President and Director	April 9, 2010
Richard Palmer

/s/ DAVID R. WALKER	Chairman – Board of Directors	April 9, 2010
David R. Walker

/s/ MARK BERNSTEIN	Director	April 9, 2010
Mark Bernstein

	Director	April __, 2010
Martin Wenzel

EXHIBIT INDEX

The following exhibits included herewith or incorporated herein by reference are made part of this Registration Statement:

Exhibit No.	Exhibit Description

4.1	Stock Option Agreement, effective as of March 20, 2008, between Global Clean Energy Holdings, Inc., a Utah corporation, and Bruce Nelson (included with this registration statement).

4.2	Stock Option Agreement, effective as of July 2, 2009, between Global Clean Energy Holdings, Inc., a Utah corporation, and David Walker (included with this registration statement).

4.3	Stock Option Agreement, effective as of July 2, 2009, between Global Clean Energy Holdings, Inc., a Utah corporation, and Mark Bernstein (included with this registration statement).

4.4	Stock Option Agreement, effective as of December 16, 2009, between Global Clean Energy Holdings, Inc., a Utah corporation, and Juan Antonio Herrera (included with this registration statement).

4.5	Stock Option Agreement, effective as of April 1, 2010, between Global Clean Energy Holdings, Inc., a Utah corporation, and Martin Wenzel (included with this registration statement).

5.1	Opinion of TroyGould PC (included with this registration statement).

23.1	Consent of Hansen, Barnett & Maxwell. P.C. (included with this registration statement).

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).